12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Reports Good Fourth Quarter
Gold Production Despite Challenges

Company Forecasts Significant Increase in First Quarter Production

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — January 15, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its gold mine in Cangalli, Bolivia has surpassed 7,000 troy ounces of gold produced since the inception of operations on September 30, 2002. The Company’s January 12, 2004 production report showed a total of 7,171 troy ounces produced from operations to date.

        Golden Eagle also announced its fourth quarter total production results for the period ended December 31, 2003, was 39,246 grams, or 1,262 troy ounces, of gold produced. The Company mined 203,250 tons of material in its open pit and underground operations during the fourth quarter, while presenting 97,217 tons of ore to its Cangalli recovery plant for processing.

        In the first 12 days of January, the Cangalli operation produced 6,450 grams, or 207 troy ounces, of gold, while recovering .850 grams of gold per cubic meter, or .425 grams of gold per ton, continuing the rise in gold grades seen in December. This production is 38% higher than the entire month of December, and the Company projects that the first quarter of 2004 will substantially surpass the fourth quarter of 2003 because the Company does not expect to have to deal with the rescue efforts and social issues that impacted the fourth quarter.

        “We are pleased that between the social unrest in October, which is completely resolved, and our help in the Chima disaster relief in December, we still had a good fourth quarter in gold production results,” stated Alvaro Riveros, Golden Eagle’s Director of Development and Planning. “However, we are excited to see our grades steadily improving and our production for the first 12 days of January kick starting a productive new quarter and setting the tone for an extraordinary new year.”

        Due to torrential rains in December, Golden Eagle’s equipment was dedicated during a substantial portion of the month to rescue work in the devastated town of Chima, 5.4 miles from the Company’s operations, as well as fortifying dikes protecting the township of Cangalli from the swollen Tipuani River. As a result, 63,250 tons of material were mined, with 11,102 tons of ore presented to the recovery plant for processing. This high strip ratio resulted from sterile material being washed into the Company’s open pit by the heavy rainfall during periods that heavy earthmoving equipment was employed in rescue efforts and dike maintenance work. In addition, production levels were decreased as crews and resources were committed to the current TPS development work on Golden Eagle’s innovative and highly focused underground TPS mining system. The Company projects that TPS, which is a mining method that targets higher grade paystreaks, could increase underground production by tenfold and substantially reduce costs per ounce, as well as insulate production from any costly weather-related delays. A total of 4,674 grams, or 150 troy ounces, of gold were recovered in December. The Company also reported an increased recovered grade of .842 grams of gold per cubic meter, or .421 grams of gold per ton, of ore processed.

        Although Golden Eagle’s cash production cost per troy ounce of gold produced at its Cangalli Mine has been running less than $230, the Company is not yet profitable due to expenses from other operations and general and administrative expenses. However, recent announced reductions in interest and other operating expenses have moved Golden Eagle closer to its goal of profitability and low cost gold production.

        Eagle E-mail Alerts: If you are interested in receiving current information about Golden Eagle’s activities, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 136,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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